Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-01560, 333-60295, 333-110959, and 333-130405 on Form S-8 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedules of Central European Media Enterprises Ltd. (which report expresses an unqualified opinion) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central European Media Enterprises Ltd. for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

London, United Kingdom

February 28, 2008